Company Contact:
Paul Dascoli
Chief Financial Officer
(614) 474-4300

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083
Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Weiss Appointed Chairman of the Board
Mangum Appointed Lead Independent Director

Columbus, Ohio - November 3, 2011 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating over 600 stores, today announced changes to its Board of Directors (“Board”). Michael Weiss, the Company's President and Chief Executive Officer, and a member of the Board, has been appointed Chairman of the Board. Mr. Weiss succeeds Mr. Stefan Kaluzny, who has resigned his position as Director and Chairman of the Board, a position he's held since July 2007, following Sycamore Partners' acquisition of a controlling interest in Mast Global Fashions, the third party apparel sourcing division of Limited Brands, Inc. MAST Global Fashions is a sourcing agent of Express, Inc. Mr. Kaluzny is a founding partner of Sycamore Partners. Following this announcement, the Board will include six members, three of whom are independent, and each of whom possesses significant professional experience, particularly in the financial, retail and business services sectors.

“Stefan has been an exceptional Board member for Express, investing his valuable time, talent, passion and wisdom to help make Express successful, and has also been at the forefront of Express' evolution to an independent business and ultimately a public company,” said Michael Weiss, president and chief executive officer, Express, Inc. “We thank Stefan for his service to Express and wish him well.”

In conjunction with Mr. Weiss' appointment to Chairman, the Board has appointed Mylle H. Mangum, Director, as lead independent director.

“I welcome Mylle's appointment as lead independent director, which recognizes her significant contributions since joining our Board last year. I am confident that, in this role, she will maintain the open lines of communications we have created that best facilitate the effective operation of our Board and executive management team. We move forward with a highly talented Board, each of whom brings to our Company unique professional attributes that we expect to be highly valuable to us as we continue to execute our four pillars of growth,” added Weiss.

The Company has commenced a search to add additional independent board members. The Company has until May 12, 2012, one year after the date on which the Company ceased to be a controlled company, to comply with the New York Stock Exchange's listing requirement that a majority of its Board members be independent. As a result of Mr. Kaluzny's resignation, the Company's Audit Committee consists of two members instead of three members as required by the NYSE listing standards, and the Company's Board of Directors currently consists of two Class I directors, three Class II directors and one Class III director. The Company intends to fill the vacancy on the Audit Committee and appoint additional directors so that the number of directors in each class are roughly equal in accordance with the NYSE listing standards as expeditiously as possible.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada and in Puerto Rico, and also distributes its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact and include, but are not limited to, plans to appoint directors to the Board and growth strategy and plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; and (8) our dependence on a strong brand image. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the United States Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.